EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the WebMD Health Corp. Long-Term Incentive Plan for Employees of Subimo, LLC of our report dated March 1, 2007, except for Note 19, as to which the date is May 9, 2007 with respect to the consolidated financial statements and schedule of WebMD Health Corp. and our report dated March 1, 2007, except for the effects of the material weakness described in the seventh paragraph of the report, as to which the date is May 9, 2007 with respect to WebMD Health Corp. management’s restated assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of WebMD Health Corp. included in its Annual Report (Form 10-K/A) for the year ended December 31, 2006, filed with the Securities and Exchange Commission on May 10, 2007.
/s/ Ernst & Young LLP
MetroPark, New Jersey
August 9, 2007